Exhibit 99.1

NEWS RELEASE

Corporate Headquarters       360 Hamilton Avenue       White Plains, NY 10601       914.421.6700       www.above.net

FOR IMMEDIATE RELEASE

AboveNet, Inc. Announces Closing of Exercise Period

on $50 Million Rights Offering

NEW YORK, October 16, 2003 — AboveNet, Inc., the leading provider of optical infrastructure services for unconstrained information exchange, announced today that on October 9 the exercise period on the Company’s previously announced offering of rights exercisable for $50 million in common stock of the Company closed.  The Rights Offering was substantially over-exercised at its closing. As a result, the Company believes that it will raise the full $50 million from the sale of its common stock.

Under the terms of Rights Offering, AboveNet offered rights exercisable for up to 1,669,210 shares of common stock of the Company. Due to the over-exercise of the offering, the Company is required to cutback the rights exercised by each holder of claims and allocate the rights in accordance with terms of the Rights Offering.  Further, the Company believes that the 50% deposit provided by each Rights Offering participant should be sufficient to cover each such participant’s exercise price.  The Company plans to deliver the common stock sold under the Rights Offering and to return any excess deposits as soon as practicable, but anticipates that this may not occur until November.

As previously announced, AboveNet emerged from bankruptcy on September 8, 2003.  The Rights Offering was required by, and was conducted in accordance with, the Company’s Plan of Reorganization, the Confirmation Order approved by the Bankruptcy Court on August 21, 2003 and the Notice of Rights filed with the Bankruptcy Court and distributed to the rights offering participants. The Rights Offering was open to certain holders of claims against the Company as of August 21, 2003.

Certain entities affiliated with the Company, Fiber LLC (an entity owned by Craig McCaw), the Kluge Trust (a trust associated with John Kluge) and funds managed by Franklin Mutual Advisers, participated in the Rights Offering.

About AboveNet, Inc.

AboveNet, Inc. is the leading provider of network infrastructure services that enable unconstrained information exchange within and between businesses.  AboveNet builds and operates an office-to-office, 100-percent optical network enabling customers to create an efficient, cost-effective network that breaks economic and performance barriers imposed in the last mile by complex legacy telecom infrastructures.  With the most extensive metropolitan optical network in the world, data centers throughout the US and Europe, top quality managed services and a high-performance IP network, AboveNet is able to offer the most flexible and complete information exchange solutions in the industry.

An aggressive and agile player in the industry, AboveNet provides security, performance, scalability and reliability in a wealth of interconnected services designed to facilitate information exchange.  The Company’s metropolitan fiber network provides the foundation for its offerings.  This all optical metropolitan network, combined with AboveNet’s portfolio of integrated solutions, enable enterprise customers to rise above legacy networks to create truly customized networks that enable the real-time information exchange when and how it’s needed.

This news release contains forward-looking statements that involve risks and uncertainties.  Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by the Company including the most recently filed Forms S-3, 10-K, 10-Q and 8-K.

CONTACTS:

Kara Carbone

914.683.6386

kcarbone@above.net